Exhibit 99.1

BridgeBio Pharma Sells Rare Pediatric Disease Priority Review Voucher for $110 Million and Defers Principal Payment on Senior Debt by Two Years

-Entered into a definitive agreement to sell the rare pediatric disease Priority Review Voucher (PRV) it obtained in February 2021 for $110 million

-Secured a two-year extension of interest-only period on its existing senior secured credit facility

PALO ALTO, CA – May 13, 2022 — BridgeBio Pharma, Inc. (Nasdaq: BBIO) (BridgeBio), a commercial-stage biopharmaceutical company focused on genetic diseases and cancers, announced today that it has entered into a definitive agreement with an undisclosed purchaser to sell its PRV for $110 million.

The Company received the voucher in February 2021 under a U.S. Food and Drug Administration (FDA) program intended to encourage the development of treatments for rare pediatric diseases. BridgeBio was awarded the voucher when its affiliate, Origin Biosciences Inc., received approval of NULIBRY™ (fosdenopterin) for injection as the first therapy to reduce the risk of mortality in patients with molybdenum cofactor deficiency (MoCD) Type A. The sale is subject to customary closing conditions and is expected to occur following the expiration of applicable U.S. antitrust clearance requirements.

In connection with the PRV sale, BridgeBio has executed an amendment to its existing senior secured credit facility, extending the interest-only period by two years and principal repayment to November 17, 2026. The Company received consent for the PRV sale from its lenders with all proceeds retained by BridgeBio. BridgeBio retains access to up to $100 million in delayed debt draws through year end 2022, subject to certain conditions. The amendment was approved unanimously by existing lenders in the syndicate without adjusting pricing and without imposing financial covenants.

“The sale of this voucher will help us advance our pipeline of drug development programs targeting genetic diseases and cancers,” said Brian Stephenson, Ph.D., CFA, BridgeBio’s Chief Financial Officer. “We believe this deal, coupled with our amended loan agreement, offers us the opportunity to read out more data within the duration of our debt and advance meaningful medicines to patients in need in the years to come.”

About BridgeBio Pharma, Inc.

BridgeBio Pharma, Inc. (BridgeBio) is a commercial-stage biopharmaceutical company founded to discover, create, test and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio’s pipeline of development programs ranges from early science to advanced clinical trials. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn and Twitter.

BridgeBio Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements relating to the successful close of the PRV sale following successful achievement of customary closing conditions and the expiration of applicable U.S. antitrust clearance requirements, the Company’s ability to unlock additional funding under its senior secured credit facility, the ability of the PRV sale proceeds to help the Company advance its pipeline of drug development programs targeting genetic diseases and cancers and provide the Company the opportunity to read out more data within the duration of its debt and advance meaningful medicines to patients in need in the years to come, and reflect the Company’s current views about its plans, intentions, expectations and strategies, which are based on the information currently available to the Company and on assumptions the Company has made. Although the Company believes that its plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, it can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, the Company’s anticipated cash runway and its ability to advance the Company’s pipeline programs, the success of the Company’s long-term strategy of creating non-dilutive financing pathways, the success of portfolio readouts in unlocking additional capital under the credit facility, potential volatility in the Company’s share price, potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, as well as those risks set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and its other filings with the U.S. Securities and Exchange Commission. Moreover, the Company operates in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of BridgeBio’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, BridgeBio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BridgeBio Contact:

Grace Rauh

Grace.rauh@bridgebio.com

(917) 232-5478